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                                                                    EXHIBIT 10.7

                                (EVALUATE LOGO)

                                  E-CONTRACTING
                          APPLICATION SERVICE PROVIDER CONTRACT

         This License and Application Service Provider Agreement (the "ASP Agreement") is executed as of April 15, 2005 ("Execution Date") between FIRST AMERICAN CREDIT MANAGEMENT SOLUTIONS, INC., a Delaware corporation with its principal place of business at 8671 Robert Fulton Drive, Suite B Columbia, Maryland 21046 ("CMSI"), and DEALERTRACK, INC. a Delaware corporation, with its principal place of business at 1111 Marcus Avenue Suite M04, Lake Success, NY 11042 ("Licensee"). CMSI and Licensee are each a "Party" and together "Parties" to this ASP Agreement.

                                   BACKGROUND

         Licensee wishes to license CMSI's proprietary evaluate (R) software ("Program") to verify electronic contract transactions submitted to the DealerTrack System by DealerTrack Dealers and/or DealerTrack Lenders. CMSI will host the Program on the CMSI System in an ASP environment for the Term. At any time during the Term, Licensee may, upon notice to CMSI, exercise an option to use the Program on Licensee's own computer system, provided Licensee executes a Software License and Licensee Hosting Agreement in substantially the same form set out as Exhibit D to this ASP Agreement ("License Agreement").

         THEREFORE, in consideration of the Terms and Conditions below and other valuable consideration, the sufficiency of which is acknowledged by the Parties, the Parties enter into this ASP Agreement as follows.

                              TERMS AND CONDITIONS

1. Definitions. In addition to the capitalized terms defined elsewhere in this ASP Agreement, the following definitions apply to these capitalized terms:

     1.1 "Affiliate" of a Party, means another entity that controls, is controlled by, or is under common control of the Party. For purposes of this ASP Agreement, control of an entity means ownership, whether directly or indirectly through the control of one or more intervening entities of more than 50% of the entire ownership interest in the entity, control of the entity's voting stock, or the right and power to direct the entity's affairs.

     1.2 "Billing Month" means the period of time between the twenty-fifth (25%) day of one month through the twenty-fourth (24th) day of the immediately successive month.

     1.3 "Configuration Specifications Document" means the document, prepared by CMSI and signed BY Licensee in accordance with Section 3.2 of this ASP Agreement.

     1.4 "Credit Application" means information submitted to the Program in connection with a customer's request for a Credit Decision from a DealerTrack Lender including but not limited to the Credit Application document and the information contained therein.

     1.5 "Credit Decision" means a preliminary or final assessment, analysis or determination and information with respect to: (a) whether to make, purchase or sell a Loan, (b) whether the making, purchasing or selling of a Loan satisfies certain criteria, a policy or rule, or (c) the credit-worthiness of an applicant for a Loan.


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      1.6 "Contract Data" means information submitted to the Program generated by, and necessary for, the completion of a retail installment sales contract or a lease instrument including but not limited to all Federal and state law disclosures.

      1.7 "Data" means information transmitted in electronic form by Licensee, a DealerTrack Dealer or a DealerTrack Lender through the Program, including, without limitation, any credit applications, credit reports, electronic contracts or information whether provided directly or indirectly. Licensee and CMSI may from time to time, with written consent from the other, add additional data fields to, or delete certain data fields from the Data accessed through the Program. These fields will be included in the term "Data."

      1.8 "Data Center" means the area of the building or buildings at CMSI or at a designated annex, where the CMSI System is physically located.

      1.9 "DealerTrack" means the Licensee and its Affiliates.

      1.10 "DealerTrack Dealer" means the dealers authorized by DealerTrack to submit Electronic Contracts to DealerTrack Lenders via the DealerTrack System.

      1.11 "DealerTrack Lender" means the lenders authorized by DealerTrack to use Verification for Electronic Contracts submitted by DealerTrack Dealers.

      1.12 "DealerTrack Lender Criterion" means the characteristics selected by a DealerTrack Lender from DealerTrack's standard menu of options to be used in Verification of an Electronic Contract.

      1.13 "DealerTrack Rules Expressions" means any rule or calculation newly created in the Program specifically for a DealerTrack Lender as part of the DealerTrack Lender Criterion.

      1.14 "DealerTrack System" means DealerTrack's web-based, multi-financing source system that facilitates the transfer of Data from DealerTrack Dealers to DealerTrack Lenders and the transfer of Data back to such DealerTrack Dealers.

      1.15 "Electronic Contract" means Contract Data electronically submitted by a DealerTrack Dealer to a DealerTrack Lender.

      1.16 "Equipment" means any hardware, router, mechanism, device, or software used in connection with the Program, excluding the Program itself.

      1.17 "External Site" means Equipment sites or web sites used by or on behalf of a Third Party to transmit data to, or receive data from, the Program.

      1.18 "Licensee Enhancements" means, subject to Section 2.3, any modifications, enhancements or alterations to the Licensed Products made by Licensee independently of CMSI. Licensee Enhancements do not include any software code (or related documentation) that Licensee may develop in order to create an interface or other means of retrieving data from the Program and compiling reports or transmitting the data to other systems that Licensee utilizes to operate its business, provided such software code does not modify or alter the functionality of the Program and does not modify or alter the Program's object code or Source Code.

      1.19 "Licensed Products" means the Program and the Program Documentation, as hereinafter defined.

      1.20 "Loan" means a lease, loan, installment contract or other extension of credit to a person or entity.


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      1.21 "Network" means the Equipment operated by CMSI to run the Program and to provide Licensee remote access to the Program.

      1.22 "Program" means, in object code form only, the Program components, modules and interfaces identified in Exhibit A.

      1.23 "Program Documentation" means the Configuration Specifications Document and any other written or electronic documentation provided by CMSI to Licensee or its Affiliate for use in connection with the Program.

      1.24 "Program Error" means a material failure of the Program to perform in accordance with the Configuration Specifications Document because of a failure in the Program, but does not include a failure caused by any condition set forth in Exhibit B, Section 5.

      1.25 "Service Level Agreement" means the Service Level Agreement and Procedures which are provided by CMSI to Licensee and which may be updated from time to time by mutual agreement of the Parties. The form of the Service Level Agreement attached as Exhibit B is the Service Level Agreement in effect as of the Execution Date.

      1.26 "System" means all software, and all hardware, equipment, and computers provided or used by a particular Party.

      1.27 "Task Order" means a written request by Licensee or its Affiliate for service, work, maintenance or other assistance from CMSI on a form prescribed by CMSI. A Task Order may include requested services which will be billed to Licensee at the professional services rates indicated in Exhibit C for the type of service requested. Task Orders may cover services not anticipated on the Execution Date and may not be included in the pricing for this ASP Agreement in Exhibit C.

      1.28 "Term" has the meaning provided in Section 8 of this ASP Agreement.

      1.29 "Third Party" means a person or entity other than (a) CMSI, (b) Licensee, (c) an Affiliate of CMSI, (d) an Affiliate of Licensee, or (e) or an employee of (a) through (d).

      1.30"Unscheduled Outage" means the inability of Licensee or its Affiliate to access the Program because of a failure in the System or Data Center, but not including: (a) scheduled downtime consistent with the Service Level Agreement, or (b) the effect of any condition set forth in Exhibit B, Section 5.

      1.31 "Verification" means the process by which the evaluate Program analyzes and compares Credit Application, Credit Decision and Contract Data with each DealerTrack Lender's Criterion for the purpose of determining, within that DealerTrack Lender's pre-selected tolerance levels, the conformity of the Credit Application, Credit Decision and Contract Data to that DealerTrack Lender's Criterion. For the purposes of clarity, the analysis and comparison of Credit Application, Credit Decision and Contract Data for spot delivery is considered part of Verification.

2. License. Subject to all of the terms and conditions of this ASP Agreement, CMSI grants Licensee and its Affiliates, and Licensee accepts, a non-exclusive, non-transferable license, to use the Licensed Products during the Term. Each of the following subsections is a condition of this license:

      2.1 Scope of Use. Licensee will solely use the Program in connection with the business functionality identified in Exhibit A, Section 3. In addition, Licensee and its Affiliates will not:

           (a) Provide any Third Party access to or use of the Program other than for Verification, or otherwise operate the Program in a service bureau environment; or

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           (b) Use the Program for Verification or similar analysis of any
           Credit Application, any Credit Decision or any Contract Data, which is not submitted by a DealerTrack Dealer to a DealerTrack Lender before or at the time of submitting it to the Program.

           (c) Use the Program: (i) outside of the United States of America or Canada or to process Credit Applications for a financial institution outside of the United States of America or Canada.

      2.2 Program Database. Licensee may not modify the Program's database, or add to, modify or delete any data in the Program's database, except through use of the Program in accordance with the Program Documentation and Configurations Specifications Document. Licensee will not authorize its Affiliates to modify the Program's database, or add to, modify or delete any data in the Program's database, except through use of the Program in accordance with CMSI's written permission, directions, specifications and requirements.

      2.3 Ownership. Licensee acknowledges and agrees CMSI is the sole owner of any and all right, title or interest of any kind, anywhere in the world, whether now existing or created in the future, of any or all of the Licensed Products, including without limitation any copyright, patent or trade secret rights Licensee, on its behalf and on behalf of its Affiliates, irrevocably assigns to CMSI, now and in the future, and without need for further consideration or action, any and all right, title or interest, including without limitation any copyright, patent or trade secret rights, that may be conferred on or obtained by Licensee or its Affiliate in any of the Licensed Products, except for the license granted under this ASP Agreement provided however that this assignment expressly excludes all Licensee Enhancements which the Parties acknowledge are the sole and exclusive property of Licensee or its vendors as their interests may appear. Upon CMSI's request and at CMSI's expense, Licensee and its Affiliates will promptly execute, obtain all necessary documents and signatures, and take all other actions necessary to effect or confirm this assignment. Licensee will cause its employees, its Affiliates, and its Affiliates' employees, to comply with this Section 2.3. CMSI will have no right, title, or interest in any Data, which is Confidential Information of Licensee, its Affiliates, any DealerTrack Lender or any DealerTrack Dealer, as their interests may appear. CMSI will not retain Data for any purpose other than to perform its obligations pursuant to this ASP Agreement. The Parties further agree that Dealer Track Rule Expressions will be deemed Confidential Information of DealerTrack and the DealerTrack Lender unless: (1) the DealerTrack Rule Expression was already in CMSI's library when submitted to CMSI by DealerTrack for configuration or development; (2) a Third Party asks CMSI to develop a rule expression that is similar to, or contains similar components as may be found in the DealerTrack Rule Expression, in which event the rule expression as developed by CMSI for the Third Party will not be restricted as to disclosure or use by reason of the confidentiality of the DealerTrack Rule Expression; or (3) if at Licensee's request, CMSI develops a rule expression for Licensee that is used by Licensee for general use and circulation among DealerTrack Lenders.

      2.4 Proprietary Protections. Licensee will not, and will not permit its employees, Affiliates or any Third Party to:

            (a) Use or copy all or part of any of the Licensed Products except in accordance with this ASP Agreement;

            (b) Decompile, disassemble or reverse engineer all or part of the Licensed Products, or create, access or use all or part of the source code for the Program;

            (c) Except as otherwise permitted by this Agreement, create any derivative work from all or part of any of the Licensed Products, or use all or part of the Licensed Products to create computer software with functionality similar to any functionality of the Program; or

            (d) Modify or delete any copyright, trademark or other rights notice embedded in or affixed to any of the Licensed Products.


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      2.5 Reservation of Rights; Affiliate Compliance. CMSI reserves all rights not expressly granted in this ASP Agreement. Licensee may not use the Program for, or disclose the Licensed Products to, any Affiliate, unless the Affiliate agrees to and complies with this ASP Agreement. Licensee is responsible and liable for damages for any failure by an employee or Affiliate to comply with this ASP Agreement.

3. Implementation. The Parties will implement the Program through the Acceptance Date as follows:

      3.1 Project Manager. No later than ten (10) calendar days after the Execution Date, each Party will designate in writing to the other Party, a "PROJECT MANAGER" to act as its representative for the implementation of the Program. A Party's Project Manager must have an appropriate level of expertise and the authority to act on the Party's behalf. A Party may change its Project Manager with prompt written notice to the other Party's Project Manager. DealerTrack hereby designates Charles Giglia as its Project Manager.

      3.2 Configuration Specifications. Licensee will select its configuration of the Program from CMSI's standard Program configuration options. CMSI will provide Licensee with a Configuration Specifications Document based on Licensee's selections. Both Parties will execute the Configuration Specifications Document. The signature of Licensee's Project Manager or of an Officer of Licensee (an "AUTHORIZED PERSON") on the Configuration Specifications Document confirms that the Configuration Specifications Document accurately states Licensee's requested configuration. CMSI will configure the Program in accordance with the Configuration Specifications Document. An Authorized Person for each Party must sign any change to the Configuration Specifications Document.

      3.3 Environment, Access and Migration to Licensee Based Operation. CMSI will host the Program at its Data Center in an ASP environment during the Term, and Licensee will access the Program on the CMSI System, in accordance with Exhibit B. At anytime during the Term, Licensee may exercise an option to migrate the Program from the CMSI System to a "Licensee Hosted" environment where the Program is operated on Licensee's System provided Licensee complies with the following prerequisite conditions:

            (a) Licensee provides CMSI with prior written notice of its intent to exercise the option to migrate the Program to Licensee's System;

            (b) Licensee and CMSI mutually agree upon a time table for implementing the migration; and

            (c) Licensee executes a license agreement in substantially the same form set out as Exhibit D to this ASP Agreement ("License Agreement").

      3.4 Interfaces. Any interface between the Program, and any External Site, or between the Program and Licensee's Equipment, must comply with the following:

            (a) evaluate and Non-evaluate Interfaces. Exhibit A, Section 1 identifies the Program Components that CMSI is providing to Licensee under this ASP Agreement. Licensee must use the Program, as described in the Service Level Agreement, subject to the following:

                  (i) Interface Specifications. An interface must comply with CMSI's interface specifications as provided to Licensee from time to time, except as otherwise agreed to in writing by CMSI. CMSI may require that any participating Affiliate or Third Party execute an agreement satisfactory to CMSI acknowledging and protecting CMSI's proprietary and intellectual property rights. Licensee may not disclose CMSI's interface specifications to any Affiliate or Third Party absent CMSI's prior written consent. Licensee will cooperate, and will do all things necessary to procure the cooperation of any Affiliate or Third Party in the implementation of the interface by CMSI. However, nothing contained herein prohibits Licensee from disclosing to any Third Party


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                  Licensee's interface specifications used in operating the
                  Program. If Licensee requires additional interfaces not contemplated or licensed by this Agreement, Licensee will obtain an additional license for such interfaces and CMSI will make such license available to Licensee on commercially reasonable terms.

                  (ii) Additional Equipment. CMSI is not required to provide Licensee with an interface that requires Equipment or a telecommunication line not then used in connection with CMSI's standard interface. If CMSI agrees in writing to additional Equipment, then CMSI, in its reasonable discretion, will determine whether CMSI or Licensee is responsible for providing the Equipment. If Licensee provides the Equipment:

                     (a) CMSI assumes no responsibility or liability for the Equipment;

                     (b) Licensee is responsible for maintaining any warranty or maintenance contract with the Equipment vendor;

                     (c) CMSI and Licensee must establish with the Equipment vendor that CMSI has the authority to contact the vendor and to requisition repairs and maintenance of the Equipment at Licensee's expense if CMSI in its sole discretion deems it necessary, and

                     (d) Licensee will pay the Equipment vendor's fees and expenses.

                  (iii) Interface Fees. If a requested interface deviates materially from an interface already configured or supported functionally by CMSI for Licensee and requires more than eight
                  (8) hours of Professional Service time for implementation, configuration, or testing of such interface, CMSI will require the payment of additional fees as set forth in Exhibit C. In addition, CMSI may require the payment of fees for the operation and/or maintenance of any interface that deviates materially from an interface already configured or supported functionally by CMSI and requires more than eight (8) hours of Professional Service time. For any interface that requires any additional Equipment or telecommunications line, licensee is responsible for the cost of acquiring such equipment or services. CMSI may require an Authorized Person to provide a written Task Order before implementing such an interface. Licensee will pay CMSI for its professional services expenses and will either reimburse CMSI for, or, as determined by CMSI, pay directly to the vendor, any actual out-of-pocket costs associated with any Equipment or telecommunications line ordered by Licensee or at Licensee's request that CMSI is required to use to connect to the interface.

      3.5 Project Plan. The Parties will work together in good faith to agree on a written plan ("PROJECT PLAN") identifying the steps necessary for the configuration, delivery, installation, and testing of the Program. An Authorized Person for each party will provide written approval of the Project Plan confirming that Party's acceptance and agreement to the Project Plan. Each Party will make reasonable efforts to satisfy its responsibilities within the time frames set forth in the Project Plan. An Authorized Person for each Party must provide written approval for any change to the Project Plan. CMSI may suspend the Program's implementation in the event Licensee unreasonably delays the implementation process.

      3.6 User Acceptance Testing. CMSI will notify Licensee in writing when the Program is available for User Acceptance Testing ("UAT"). CMSI and Licensee will work together to complete the UAT processes in a timely manner. Licensee may conduct UAT for up to thirty (30) calendar days beginning on the day the UAT notice is delivered. The Program is deemed accepted by Licensee upon the termination of the UAT, unless Licensee provides CMSI prior written notice, together with sufficient supporting data, identifying a Program Error. Upon receiving proper notice, CMSI will correct the Program Error. If necessary, the UAT may be extended for a period of ten (10) calendar days beginning on the first business day after CMSI corrects the Program Error and notifies Licensee


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      in writing or by e-mail that the correction has been made. After the ten
      (10) days, provided Licensee has not identified and communicated to CMSI notice of additional or continuing Program Error, the UAT is terminated and the Program is deemed accepted by Licensee. If Licensee provides CMSI with additional written notice and appropriate supporting evidence of a Program Error that manifests after the conclusion of the above ten (10) day UAT extension, CMSI will grant additional ten (10) day extensions of the UAT period as necessary to resolve the Program.

      Notwithstanding the foregoing, even if a Party does not complete the UAT process, the Program is deemed accepted by Licensee, and UAT is terminated, the first day Licensee submits data for Verification to the Program for production purposes. The date upon which UAT is terminated and the Program is deemed accepted by Licensee is the "Acceptance Date."

      3.7 Licensee Responsibility. Notwithstanding anything to the contrary in this ASP Agreement, Licensee remains solely responsible for selection of the Program's configuration, selection of any interfaces with External Sites, and conduct of UAT. Licensee will fulfill its responsibilities under the Service Level Agreement for access to and use of the Program.

4. Payments and Payment Terms. CMSI's obligations and Licensee's rights under this ASP Agreement are conditioned upon Licensee's compliance with all payment obligations in this ASP Agreement and in particular those set out in this
Section 4 and in Exhibit C.

      4.1 Due Date; Late Fees. Unless disputed under Section 4.3 below, amounts owed and payable by Licensee to CMSI under this ASP Agreement are due and payable on the date specified in Exhibit C, or, if not so specified, sixty
      (60) calendar days after the invoice date. Payments more than sixty (60) calendar days late bear interest at the lesser rate of (a) 1 1/2% per month on the unpaid amount for each month (or fraction thereof) that the amount remains unpaid, or (b) the maximum rate permitted by law.

      4.2 Taxes. Licensee is responsible for all taxes or duties based upon amounts payable under this ASP Agreement or upon Licensee's license, use or possession of the Licensed Products (exclusive of taxes based upon the net income of CMSI). CMSI will report and remit any taxes due under this ASP Agreement.

      4.3 Disputed Amounts. In the event of a good faith dispute over fees, charges, or taxes set forth in this Section 4, Licensee may withhold payment of the disputed amount provided that Licensee presents CMSI written notice of the dispute ten (10) business days prior to the date such disputed amounts are due. The Parties shall use good faith efforts to resolve informally any disputes that may arise regarding fees, charges, or taxes prior to bringing an action pursuant to this ASP Agreement.

      4.4 Most Favored Nation. The Parties agree that during the Term,

           (a) For the Licensed Products, CMSI agrees to provide Licensee with the most favorable Program License Fee for substantially similar terms, conditions and Program functionality as that used by Licensee in automobile, motorcycles and RV financing;

           (b) For professional services, CMSI agrees to provide Licensee with the most favorable rates based on substantially similar terms, conditions, type of professional service and level of experience.

5. CMSI Representations, Warranties and Covenants: Indemnification.

      5.1 Representations and Warranties. CMSI represents, warrants and covenants as follows:

            (a) CMSI will perform all services for which it is responsible under this ASP Agreement in a professional, competent and timely manner. The Program will substantially perform in accordance with the Configuration Specifications Document.


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            (b) None of the Licensed Products infringe any Third Party intellectual property or proprietary right, including but not limited to any patent, copyright or trade secret right. This warranty does not apply to infringement based on use of any of the Licensed Products in combination with any Equipment, process, method, work of authorship, invention, idea, discovery or information not provided or approved by CMSI under this ASP Agreement, including without limitation Licensee's Equipment or any External Site.

            (c) CMSI will not violate any applicable state or federal laws or regulations related to providing the services and products required by this ASP Agreement, including any privacy, consumer credit or fair trade practices law or regulation.

            (d) CMSI (and its signatory below) is authorized to, and has obtained all necessary approvals, resolutions and authorizations to, enter into this ASP Agreement. CMSI has obtained the advice of legal counsel and warrants that there are no legal prohibitions regarding Licensee's execution and performance under this License Agreement.

      5.2 Exclusions; Limitations on Liability. No representation or warranty under Section 5.1 or obligation of CMSI under Section 5.3 covers the result of any of the following conditions:

            (a) Third Party Equipment. Equipment that is not part of the System, including without limitation any External Site or Licensee's Equipment used to access the Program;

            (b) Licensee-Supplied Equipment. Equipment provided by or on behalf of Licensee to be used as part of or in connection with the Program;

            (c) Telecommunications. Telecommunications outside the System; notwithstanding the foregoing, CMSI will however, use best efforts to work with Licensee's and CMSI's Internet service or telecommunications provider when such provider is correcting any interruption of Licensee's access to the Program due to telecommunication connectivity problems within the provider's control. The cost of such telecommunications is Licensee's responsibility.

            (d) Licensee Failure. Failure by Licensee to: (1) comply with the ASP Agreement, (2) comply with the Service Level Policies or (3) use a correction or solution supplied by CMSI to Licensee; or

            (e) Unauthorized Use. The unauthorized use by Licensee of the Program, Licensed Products or System under this ASP Agreement.

      5.3 LIMITATION. THE WARRANTIES SET FORTH IN SECTION 5.1 ARE IN LIEU OF, AND CMSI EXPRESSLY DISCLAIMS, ANY AND ALL OTHER WARRANTIES, EXPRESS, IMPLIED, OR ARISING FROM ANY COURSE OF DEALING OR USAGE OF TRADE, RELATING TO THE SUBJECT MATTER OF THIS ASP AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, CMSI SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY: (i) THAT THE PROGRAM WILL PERFORM WITHOUT INTERRUPTION OR BE ERROR-FREE, (ii) THAT
      ANY OR ALL OF THE DATA PROVIDED THROUGH THE PROGRAM IS ACCURATE, UP-TO-DATE OR COMPLETE. ALL DATA AND INFORMATION PROVIDED THROUGH THE PROGRAM IS PROVIDED ON AN "AS IS," "AS AVAILABLE" BASIS, WITHOUT
      EXPRESS OR IMPLIED WARRANTIES OF ANY KIND.

      5.4 Indemnification.


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            (a) CMSI will defend, indemnify and hold harmless Licensee its corporate parent, subsidiaries, Affiliates, partners, successors, assigns, shareholders, directors, officers, employees, agents and customers (each a "LICENSEE INDEMNIFIED PARTY"), from any demand, claim, liability or loss, including without limitation attorneys fees and expenses, claimed by a Third Party arising out of any breach by CMSI of any this Agreement, including, without limitation, any representation, warranty or covenant, set forth in Section 5 of this ASP Agreement ("CLAIM"). This indemnity is conditioned upon the Licensee Indemnified Party's prompt notification to CMSI of the Claim the Licensee Indemnified Party seeks to be defended, indemnified or held harmless by CMSI. In addition, the Licensee and the Licensee Indemnified Party must cooperate in, and agree to CMSI's sole control of, the defense of the Claim, If in CMSI's opinion any of the Licensed Products is, or is likely to become, subject to a Claim based on an allegation of infringement of a Third Party's rights, then CMSI, at its option and expense, may either:

                  (i) Procure for Licensee the right to continue using the Licensed Products;

                  (ii) Replace or modify the Licensed Products to eliminate the Claim in a manner that does not materially impair the Program's functionality; or

                  (iii) If none of the foregoing alternatives are available to CMSI, terminate this ASP Agreement upon thirty (30) calendar days prior written notice and refund to Licensee the remaining balance of any prepaid Configuration and Training Fees on a pro rata basis.

            (b) Licensee may terminate this License Agreement upon ninety (90) days written notice to CMSI if CMSI's Program modifications under
            Section 5.4 (a) (ii) substantially and materially reduce the functionality and utility of the Program.

6. Licensee Program Responsibilities; Representations, Warranties and Covenants:
Indemnification.

      6.1 Responsibilities. Licensee is solely responsible for:

            (a) Using, operating and maintaining the Program as required by this Agreement, except for the responsibilities of CMSI in Exhibit B;

            (b) The content and form of any information entered into the Program except that CMSI is responsible for configuring the parameters of the Program for the initial two (2) DealerTrack Lenders;

            (c) Procuring for CMSI the right to use, in accordance with this ASP Agreement, any Third Party Equipment, process, method, work of authorship, invention, discovery, idea, information or data provided to CMSI by or on behalf of Licensee, but CMSI will not make any use of any of the foregoing except as necessary to perform its obligations hereunder and CMSI will obtain no right, title, or interest in any of the foregoing except the right of use during the Term of this Agreement and only for performing the obligation to which such relates; and

            (d) Licensee will procure and maintain any hardware, software, telecommunications lines or devices, networks or other equipment or systems necessary for the DealerTrack System to connect to the Program on CMSI's System.

      6.2 Representations, Warranties and Covenants. Licensee represents, warrants and covenants as follows:

            (a) No use that Licensee makes of the Program violates or will violate, any applicable law or regulation;

            (b) No use that Licensee makes of Third Party Equipment, process, method, work of authorship, invention, discovery, idea, information or data provided to CMSI by or on behalf of Licensee infringes any U.S. or Canadian Third Party intellectual property or proprietary right, including but not limited to any U.S. or Canadian patent, copyright or trade secret right; and

            (c) No use that Licensee makes of Data or other information entered into the Program by or on behalf of Licensee violates any: (1) right of any Third Party, including without limitation any privacy or confidentiality right, or (2) applicable law or regulation, including without limitation any privacy, consumer credit or fair trade practices law or regulation.

            (d) Licensee (and its signatory below) is authorized to, and has obtained all necessary approvals, resolutions and authorizations to, enter into this License Agreement.

      6.3 Indemnification.

            (a) Licensee will defend, indemnify and hold harmless CMSI, its corporate parent, subsidiaries, affiliates, partners, successors, assigns, shareholders, directors, officers, employees, agents and customers (each a "CMSI INDEMNIFIED PARTY"), from any demand, claim, liability or loss, including without limitation attorneys fees and expenses, claimed by a Third Party arising out of any breach by Licensee of this Agreement, including, without limitation, any representation, warranty or covenant set forth in Section 6.2 ("CLAIM"). As a condition of Licensee's obligations under this
            Section 6.3, the CMSI Indemnified Party must promptly notify Licensee of any Claim the CMSI Indemnified Party seeks to be defended, indemnified or held harmless by Licensee. CMSI will cooperate in the defense of the Claim, and, except if the Claim involves or may materially and adversely impact the Licensed Products or related services, allow Licensee sole control of the defense.

      6.4 LIMITATION. THE WARRANTIES SET FORTH IN SECTION 6.2 ARE IN LIEU OF, AND LICENSEE EXPRESSLY DISCLAIMS, ANY AND ALL OTHER WARRANTIES, EXPRESS, IMPLIED, OR ARISING FROM ANY COURSE OF DEALING OR USAGE OF TRADE, RELATING TO THE SUBJECT MATTER OF THIS ASP AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LICENSEE SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY: (I) THAT ITS OPERATION OF THE PROGRAM OR ITS SYSTEM WILL PERFORM WITHOUT INTERRUPTION OR BE ERROR-FREE, (II) THAT ANY OR ALL OF THE DATA PROVIDED THROUGH THE PROGRAM OR ITS SYSTEM IS ACCURATE, UP-TO-DATE OR COMPLETE. ALL DATA AND INFORMATION PROVIDED THROUGH THE PROGRAM OR THE SYSTEM IS PROVIDED ON AN "AS IS," "AS AVAILABLE" BASIS, WITHOUT EXPRESS OR IMPLIED WARRANTIES OF ANY KIND.

7. Confidentiality.

      7.1 Confidential Information Defined.

            (a) "CONFIDENTIAL INFORMATION" "Confidential Information" shall mean nonpublic information revealed by either Party to the other Party (whether in writing, orally or by another means) including (a) DealerTrack Lender Criterion, Credit Application, Credit Decision, Loan or other Data entered into the Program's database by or on behalf of Licensee, any DealerTrack Dealer or any DealerTrack Lender; (b) information expressly or implicitly marked or disclosed as confidential, (c) information traditionally recognized as proprietary trade secrets and, the Discloser is CMSI, all or part of the database schema, technical specifications, Source Code, operation or performance of the Program, (d) all forms and types of financial, business, scientific, technical, economic, or engineering information including, but not limited to, patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically, or in writing, which may be identified with the legend "CONFIDENTIAL" (e) nonpublic personal information of a consumer as such terms are defined in 15 U.S.C, Sections
            6809(4), (9); and (f) all copies and materials incorporating any of the foregoing. As used herein, a "Recipient" of Confidential Information means a person or entity, other than an agent or employee of the Disclosing Party, who obtains or uses Confidential Information of the Disclosing Party.

            (b) Confidential Information does not include information that:

                  (i) Was known by the Recipient prior to receipt from the Discloser;

                  (ii) Is publicly available through no fault of the Recipient;

                  (iii) Was or is developed by the Recipient without use of the Discloser's Confidential Information; or

                  (iv) Was or is disclosed to the Recipient by a Third Party free of any confidentiality obligation to the Discloser.

      7.2 Duties.

            (a) A Recipient of Confidential Information will use Confidential Information exclusively to perform the Recipient's duties, obligations or exercise its rights set forth in this ASP Agreement. The Recipient will not disclose Confidential Information to any Third Party. Notwithstanding the foregoing, CMSI may disclose Licensee's Confidential Information to an External Site or other Third Party only as directed by Licensee, and either Party may disclose Confidential Information to:

                  (i) A government agency as required by law, or in compliance with a subpoena or court order, but only if, to the extent possible, the Recipient provides the Discloser written notice in advance of the disclosure; or

                  (ii) The Recipient's attorney, accountant, investment banker or financial adviser in connection with a proposed offering of an equity interest in the Recipient, or its auditor, but only on condition that the attorney, accountant, investment banker, financial advisor, or auditor is under a duty to comply with the Recipient's confidentiality obligations under this Section 7.

                  (iii) In any prospectus, offering statement, or regulatory filings relating to any offering or potential offering of the Recipient's equity or capital stock or any due diligence conducted by any Third Party in anticipation thereof.

            (b) Each Recipient will use best efforts to prevent any Third Party from obtaining the Discloser's Confidential Information.

      7.3 Affiliates.

            (a) Licensee:

                  (i) Will, and will use commercially reasonable efforts to require all Affiliates, DealerTrack Dealers and DealerTrack Lenders to: (1) comply fully with the obligations of a Recipient under this License Agreement; and (2) if the entity ceases to:

                        (A) Be an Affiliate, DealerTrack Dealer, or DealerTrack Lender, respectively;

                        (B) Use the Program; or

                        (C) Participate with Licensee under the terms of this License Agreement;

                  Licensee will use commercially reasonable efforts to require the Affiliate, DealerTrack Dealer or DealerTrack Lender to cease all use of CMSI's Confidential Information, destroy the information or return the information to CMSI immediately, and require each to execute a letter, in a form acceptable to CMSI, certifying that this Section 7.3 (a) of this License Agreement has been complied with; and

                  (ii) Is liable for breach by its Affiliate, DealerTrack Dealers and the DealerTrack Lenders of any of the obligations under Section 7.3 of this License Agreement

            (b) CMSI:

                  (i) Will, and will use commercially reasonable efforts to require all Affiliates and any Third Party to which it discloses Confidential Information under this Agreement to:
                  (1) comply fully with the obligations of a Recipient under this License Agreement, and (2) if the Affiliate ceases to be an Affiliate, CMSI will use commercially reasonable efforts to require the Affiliate or any Third Party to which it provides access to Confidential Information under this Agreement to cease all use of Confidential Information, destroy the information or return the information to Licensee immediately, and require each to execute a letter, in a form acceptable to Licensee, certifying that this Section 7.3 (b) of this License Agreement has been complied with; and

                  (ii) Is liable for breach of any of the obligations under this License Agreement by its Affiliate or any Third Party to which it has provided Confidential Information.

            (c) If Confidential Information of an Affiliate is disclosed, that Affiliate is a third-party beneficiary with respect to the Recipient's obligations under this Section 7.

      7.4 Use in Program Enhancements. Nothing in this Section 7 restricts CMSI's or its Affiliate's right to improve, develop or provide any product or service, including without limitation the Program, so long as CMSI or that Affiliate does not disclose to any Third Party, any Confidential Information. CMSI and its Affiliate will only disclose information between themselves, and to their employees agents, subcontractors or vendors who have a "need to know" such information for the purposes of implementing this ASP Agreement and only on condition that such entities agree to comply with the confidentiality obligations stated herein.

      7.5 Security of Consumer Information. In the course of performing its obligations under this ASP Agreement, CMSI may, from time to time, have access to "nonpublic personal information," as that term is defined for purposes of the Gramm Leach Bliley Act, 15 U.S.C. Section 6809(4) and Federal Reserve Board Regulation P, 12 C.F.R. Part 216, as these are amended from time to time, about consumers who request credit and those that enter into customer relationships with Licensee, DealerTrack Dealers, and/or DealerTrack Lenders. CMSI has an obligation to protect the confidentiality of all such information by, among other things, establishing and implementing a comprehensive written information security program. Accordingly, by entering into this ASP Agreement, CMSI agrees to implement appropriate measures to protect the security of all nonpublic personal information received from Licensee as required by the Interagency Guidelines Establishing Standards for Safekeeping of Customer
      Information, 12 C.F.R. Part 30, Appendix B, and The Federal Trade Commission's Standards for Safeguarding Customer Information, 16 C.F.R. Parts 313 and 314, as amended from time to time, and to cooperate with all reasonable auditing and monitoring activities of Licensee or any DealerTrack Lender to confirm compliance with this Section 7.5. Licensee will use commercially reasonable efforts to attempt to coordinate DealerTrack Lender audits and monitoring in a manner so as not to unreasonably interfere with CMSI's operations. All audits will be conducted at the auditing party's expense.

      7.6 Limitation on Liability. IN NO EVENT WILL CMSI OR ITS AFFILIATES, OR LICENSEE OR ITS AFFILIATES, BE LIABLE FOR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), INCIDENTAL DAMAGES OR PUNITIVE DAMAGES, EVEN IF SUCH PARTY IS INFORMED OF THEIR POSSIBILITY. NOTWITHSTANDING ANYTHING IN THIS LICENSE AGREEMENT TO THE CONTRARY, EXCEPT FOR ANY LIABILITY UNDER SECTION 5.4,6.3 and 7, EITHER PARTY'S ENTIRE LIABILITY TO THE OTHER PARTY CONCERNING PERFORMANCE OR NONPERFORMANCE BY EITHER PARTY OR IN ANY WAY RELATED TO THE SUBJECT MATTER OF THIS LICENSE AGREEMENT, AND REGARDLESS OF WHETHER A CLAIM IS BASED IN CONTRACT, NEGLIGENCE OR IN TORT, SHALL NOT EXCEED THE CHARGES ACTUALLY PAID BY LICENSEE UNDER THIS LICENSE AGREEMENT OVER THE SIX (6) MONTHS IMMEDIATELY PRECEEDING THE ACTION GIVING RISE TO A CLAIM.

      7.7 Time Limitation. NO ACTION, REGARDLESS OF FORM, ARISING UNDER THIS LICENSE AGREEMENT OR RELATED TO ITS SUBJECT MATTER, MAY BE BROUGHT BY A PARTY MORE THAN TWO (2) YEARS AFTER THE PARTY KNEW, OR SHOULD HAVE KNOWN OF THE TRANSACTIONS OR CIRCUMSTANCES GIVING RISE TO THE CLAIM OR ACTION.

8. Term; Termination.

      8.1 Term. The initial three (3) year term of this ASP Agreement ("INITIAL TERM") commences on the Execution Date and terminates on the three (3) year anniversary of the Acceptance Date. Following the Initial Term, this ASP Agreement may be renewed for successive 12-month extensions without further action of the Parties. The Initial Term, together with any subsequent renewals constitutes the "TERM" of this ASP Agreement. From ninety (90) days after the acceptance date of this ASP Agreement through the term of the ASP Agreement, Licensee may exercise the option to migrate the Program to a Licensee Hosted environment as set forth in Section 3.3. Either Party may terminate subsequent renewals of this ASP Agreement, but not the Initial Term (except as set forth herein), upon written notice to the other Party given no later than ninety (90) calendar days before each subsequent anniversary of the Acceptance Date. This ASP Agreement may also be terminated earlier under Sections 5.4 and 8.1(a), or (b) below.

            (a) Material Breach. A Party may terminate this ASP Agreement based on a material breach upon prior written notice to the other Party reasonably describing the breach, and the breach remains uncured for sixty (60) calendar days after such notice. This Section 8.1(a) does not limit any Party's right to pursue legal remedies, including but not limited to, filing a lawsuit seeking preliminary or permanent injunctive relief against unauthorized use or disclosure of a Licensed Product or Confidential Information.

            (b) Automatic Termination. At its option, either Party may terminate this ASP Agreement immediately, without need for further action, if the other Party: (i) dissolves, (ii) becomes a debtor in a proceeding under the U.S. Bankruptcy Code, (iii) makes an assignment for the benefit of creditors, (iv) has a receiver appointed for it, or (v) is subject to a similar state law proceeding for the protection of its creditors.

            (c) Migration Termination. If Licensee exercises its options to migrate the Program to a Licensee Hosted environment as set forth in
            Section 3.3, this ASP Agreement will terminate on


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
            the date upon which all Verification transactions have been migrated from the ASP environment to the Licensee Hosted environment.

      8.2 Certain Effects of Termination.

            (a) Upon termination of this ASP Agreement:

                  (i) Any and all licenses granted under this ASP Agreement immediately terminate;

                  (ii) If the option for Licensee to migrate to a Licensee Hosted environment from an ASP environment as set out in
                  Section 3.3 has not been exercised prior to the termination of this ASP Agreement, such option will immediately terminate;

                  (iii) Unless the termination was based on Licensee's exercise of the option under Section 8.2(a)(ii) above, or on CMSI's material breach, the unpaid minimum monthly fees under Exhibit C, Section 4, for the full Term are accelerated and immediately due and owing; and

                  (iv) Each Party will immediately cease use of, and promptly destroy or return to the other Party all copies of any Confidential Information of the other Party.

            (b) The following provisions or obligations survive termination of this ASP Agreement: Sections 2.3 through 2.5, 5.l(b), 5.2 through 5.4, 6.3 through 7, and 9, and any payment obligation incurred as of the termination date.

9. Miscellaneous.

      9.1 Independent Contractors. Each Party is an independent contractor of the other with respect to the subject matter of this ASP Agreement. The Parties do not intend this ASP Agreement to establish any agency, employment, partnership, joint venture, fiduciary or similar relationship.

      9.2 Assignment; Successors. Neither Party may assign this ASP Agreement to any Third Party without the prior written consent of the other Party, provided however that a Party may assign this ASP agreement to its Affiliate who is a successor-in-interest to substantially all the assets or a majority of voting capital stock without prior written consent of the other Party. Any attempted assignment of this ASP Agreement in violation of this Section 9.2 is null and void. Subject to the foregoing, this ASP Agreement is binding on any and all successors and assigns.

      9.3 Transaction Billing Data; Audits. CMSI may access the Program and the relevant portion of its databases in order to extract data relating to Verification volume only. The volume data is Confidential Information of Licensee and may be used only in determining Licensee's financial obligations under this ASP Agreement. In addition, Licensee may be required to supply certain reports to CMSI regarding Program volume. Payments, invoicing and charges are detailed in Exhibit C to this ASP Agreement. Licensee will have the right to audit CMSI's operations, books, and records relating to the services and billings upon reasonable prior notice to CMSI. Each such review shall be at the auditing Party's own expense. Each Party agrees to cooperate with the other Party in all reasonable respects regarding such review(s).

      9.4 Force Majeure. Each Party shall be released from liability under this ASP Agreement for failure to perform its obligations under this ASP Agreement if such failure is caused by factors beyond the reasonable control of that Party by reason of any act of God, war, or national emergency. Delays or failures that are excused under this Section 9.4 shall result in automatic extensions of dates for performance for a period of time equal to the duration of the events excusing such delay or failure. However, neither Party's financial conditions nor inability to pay the other Party shall be a basis for excusing performance of any of that Party's obligations pursuant to this ASP Agreement.

      9.5 Section Headings and Subheadings. The section headings and subheadings in this ASP Agreement are stated for convenience only, and do not in any way state or affect the meaning of any provision of the ASP Agreement.

      9.6 Severability. If any provision of this ASP Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, that provision is to be enforced only to the extent it is not in violation of such law or is not otherwise unenforceable, and all other provisions of this ASP Agreement remain in full force and effect.

      9.7 Implied Waiver. The failure of a Party in any one or more instances to insist upon strict performance of any provision of this ASP Agreement is not a waiver or relinquishment of the right to assert or rely upon any provision on any future occasion.

      9.8 Notices. Except in Sections 3.1 and 3.7 where the required written notice may be given by way of an e-mail message, whenever a Party gives written notice to the other, the notice is deemed given upon receipt or other certification of delivery is obtained, or the notice is sent by overnight delivery by a nationally known courier service with package tracing capabilities verifying that delivery has occurred. Notice must be addressed to "President CEO" of the Party at the address set forth in the preamble of this ASP Agreement. Either Party to this ASP Agreement may from time to time change its address for notification purposes by giving the other prior written notice of the new address.

      9.9 Enforcement. Any Party that institutes a lawsuit to enforce this ASP Agreement, and prevails in the action, is entitled to recovery of its reasonable costs and reasonable attorneys' fees for the action, in addition to any and all other remedies permitted at law or equity.

      9.10 Governing Law; Forum. This ASP Agreement is governed by the laws of the State of New York.

      9.11 Publicity. Subject to Licensee approval, Licensee agrees to permit CMSI to include Licensee's name in reference lists, and lists of CMSI Licensees and customers. Licensee hereby consents to CMSI naming Licensee as one of its customers when naming a group of its customers generally to prospective clients.

      9.12 Exhibits and Addenda; Task Orders. Each exhibit, attachment or addendum to this ASP Agreement, if so identified and signed or initialed by each Party, is incorporated into this ASP Agreement by reference.

      9.13 Interpretation of Documents. In the event of a conflict between this ASP Agreement and the terms of any exhibit, the terms of this ASP Agreement will prevail. In the event of a conflict between this ASP Agreement and an addendum or Task Order, the terms of the addendum or Task Order will control.

      9.14 Entire Agreement; Waiver, Modifications and Amendments. This ASP Agreement (along with applicable amendments, addendums and Task Orders) is the entire agreement between the Parties with respect to its subject matter, and there are no other terms or conditions, expressed or implied, written or oral, WITH respect to that subject matter. This ASP Agreement supersedes all prior oral or written representations, agreements, promises, or other communications, concerning or relating to the subject matter of this ASP Agreement. This ASP Agreement may not be amended or modified except by a written agreement signed by an Officer of each Party. No term, condition or provision of any Licensee purchase order or other form is effective as a modification of this ASP Agreement.

      9.15 Consents and Approvals. Consents and approvals, when required by this Agreement, will be in writing and will not be unreasonably withheld, delayed or conditioned, except as otherwise expressly provided herein.


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
ACCEPTED AND AGREED:

FIRST AMERICAN CREDIT MANAGEMENT       DEALERTRACK, INC. ("LICENSEE")
SOLUTIONS, INC. ("CMSI")


/s/ Dennis Warnke                      /s/ Charles Giglia
-------------------------------------  -----------------------------------------
Signature



Dennis Warnke, COO                     Charles Giglia, SVP
-------------------------------------  -----------------------------------------
Print Name/Title                       Print Name/Title


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